Exhibit 3.2

Execution Version

AMENDMENT NO. 3

TO

LIMITED LIABILITY COMPANY AGREEMENT
OF
SANCHEZ MIDSTREAM PARTNERS GP LLC

This Amendment No. 3 to Limited Liability Company Agreement (as amended, restated, supplemented and otherwise modified from time to time, this “Amendment”) of Sanchez Midstream Partners GP LLC, a Delaware limited liability company (the “Company”), is made and entered into as of August 2, 2019, by SP Holdings, LLC, a Texas limited liability company (“Holdings”), as the sole Member of the Company.

RECITALS

WHEREAS, on March 2, 2015, Holdings entered into that certain Limited Liability Company Agreement of the Company, as amended by Amendment No. 1 thereto dated May 8, 2015 and Amendment No. 2 thereto dated October 14, 2015 (the “Original LLC Agreement”); and

WHEREAS, Holdings desires to amend the Original LLC Agreement as set forth herein;

NOW, THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Holdings, as the sole Member of the Company, hereby enters into this Amendment in its entirety as follows:

1.                                      Amendments.

a.                                      Section 1.1 of the Original LLC Agreement is hereby amended by deleting the definitions of “Board Representation Agreement,” “Existing Credit Facility,” “Purchaser Designated Director,” “Second Amendment Effective Date,” and “Special Approval” in their entirety and replacing such definitions with the following in the applicable alphabetical order therein:

“Board Representation Agreement” means that certain Amended and Restated Board Representation and Standstill Agreement dated as of August 2, 2019, by and among the Partnership, the Company and Stonepeak.

“Existing Credit Facility” means the Third Amended and Restated Credit Agreement, dated as of March 31, 2015 among the Partnership, as borrower, Royal Bank of Canada, as administrative agent, and the lenders from time to time party thereto, as amended by (i) that certain Amendment and Waiver of Third Amended and Restated Credit Agreement, dated as of August 12, 2015, (ii) that certain Joinder, Assignment and Second Amendment to Third Amended and Restated Credit Agreement, dated as of October 14, 2015, (iii) that certain Third Amendment to Third Amended and Restated Credit Agreement, dated as of November 12, 2015, (iv) that certain Fourth Amendment to Third Amended and Restated Credit Agreement, dated as of July 5, 2016, (v) that certain Fifth Amendment to Third Amended and Restated Credit Agreement, dated as of August 17, 2017, (vi) that certain Sixth Amendment to Third Amended and Restated Credit Agreement, dated as of November 7, 2017, (vii) that certain Seventh Amendment to Third Amended and Restated Credit Agreement, dated as of February 5, 2018 and (viii) that certain Eighth Amendment to Third Amended and Restated Credit Agreement, dated as of May 7, 2018, as the same may be further amended, restated, amended and restated or otherwise modified from time to time, provided that the credit facility provided under the Existing Credit Facility shall be, at all times, a revolving credit facility provided by commercial banks and/or affiliates of commercial banks.

“Special Approval” means approval by the Board of the following actions before they are undertaken by the Partnership or the Company:

(a)                                 the incurrence by the Partnership of any loan, letter of credit or similar obligation under the Existing Credit Facility or a Refinanced Credit Facility unless, after giving pro forma effect thereto, the ratio of (I) Total Net Debt (as defined in the Existing Credit Facility as in effect on the Third Amendment Effective Date) of the Partnership and its Consolidated Subsidiaries (as defined in the Existing Credit Facility as in effect on the Third Amendment Effective Date) to (II) Adjusted EBITDA (as defined in the Existing Credit Facility as in effect on the Third Amendment Effective Date) for the period of four consecutive fiscal quarters of the Partnership most recently ended for which financial statements are available, does not exceed (A) prior to the date that the Partnership has issued the Common Units required pursuant to Section 5.10(f) of the Partnership Agreement, 2.25 to 1.00, and (B) on and after the date that such Common Units have been issued, 3.00 to 1.00;

(b)                                 the Partnership entering into or permitting any modification or amendment of, consenting to any deviation from the terms and conditions of or obtaining any consent of the administrative agent or the lenders under the Existing Credit Facility or Refinanced Credit Facility that would (I) have the effect of amending or modifying any covenant limiting dividends or distributions by the Partnership to the holders of the Class C Preferred Units (as defined in the Partnership Agreement) in any manner that is more restrictive than as set forth in the Existing Credit Facility, (II) result in the interest rate margin under the Existing Credit Facility or any Refinanced Credit Facility (x) with respect to any interest rate based on the LIBO rate, to be greater than 5.00% per annum or (y) with respect to any other interest rate, to be greater than 4.00% per annum or (III) impose an interest rate floor greater than 0% per annum;

(c)                                  the Partnership creating (by reclassification or otherwise) or otherwise incurring any Additional Indebtedness;

(d)                                 a Change in Control of the Company or the Partnership; or

(e)                                  any amendment, restatement, amendment and restatement, modification or other change to this Agreement in a manner that would adversely affect the rights or privileges hereunder of any Purchaser Designated Director, including, without limitation, the right to consent to items requiring Special Approval as set forth in this Amendment.

“Stonepeak Designated Director” is defined in Section 6.2(a)(i).

“Third Amendment Effective Date” means August 2, 2019.

b.                                      The Original LLC Agreement is hereby amended to replace all references to “Purchaser Designated Director” with “Stonepeak Designated Director.”

c.                                       Section 1.1 of the Original LLC Agreement is hereby further amended to delete the last sentence at the end of the definition of “Affiliate” therein and replace such sentence with the following:

For avoidance of doubt, for purposes of this Agreement, neither the Company nor the Partnership, on the one hand, and the Class C Preferred Unit Holders (as defined in the Partnership Agreement), on the other hand, shall be considered Affiliates solely by virtue of such Class C Preferred Unit Holders holding Class C Preferred Units (as defined in the Partnership Agreement) or the right to appoint a Purchaser Designated Director or as Affiliates of such Purchaser Designated Director.

d.                                      Section 2.2 of the Original LLC Agreement is hereby amended and restated in its entirety to read as follows:

The name of the Company is and shall continue to be “Sanchez Midstream Partners GP LLC” and all Company business must be conducted in that name or such other names that comply with Law as the Board of Directors or the Members may select.

2.                                      Agreement in Effect.  Except as hereby amended, the Original LLC Agreement shall remain in full force and effect.

3.                                      Applicable Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

4.                                      Severability.  Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first set forth above.

SP HOLDINGS, LLC

By: SP Capital Holdings, LLC, its manager

By:	/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	Manager

Signature Page to Amendment No. 3 to
Limited Liability Company Agreement of Sanchez Midstream Partners GP LLC